Exhibit 99.1
                                                                  April 18, 2005

Cass Information Systems Reports
50% Increase in 1st Quarter 2005 Net Income

Earns All-Time High of 74 Cents Per Share, 48% Increase Over 2004

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight, utility and telecom invoice payment, auditing and information services, set a new all-time high for per-share earnings in the first quarter of 2005.

      The company reported first quarter earnings of 74 cents per fully diluted share for the period, a 48% increase over the 50 cents per fully diluted share it earned in the first quarter of 2004. Total net income was $2,767,000, a 50% increase over the $1,847,000 reported in the comparable period last year.

      The first quarter results were driven by a combination of higher processing volumes, fee revenues, software sales and investment income.

      "While our approach to business and investment decisions is long-term oriented, it is gratifying when events converge in a given period to produce such an encouraging result for our shareholders," said Lawrence A. Collett, chief executive officer and chairman of the board. "As always, we remain optimistic in our outlook and confident in our abilities to grow the company in the year ahead."

      A 31% increase in freight processing volume and a 9% increase in utility invoice processing volume, combined with 16% and 10% increases in dollars processed respectively, fueled a $994,000 or 13% rise in processing fees. A growing customer base, aided by the August 2004 acquisition of PROFITLAB, Inc., contributed to the processing growth.

      The company's Government e-Management Solutions, Inc. subsidiary also posted sharply stronger results, generating a $501,000 increase in software revenues, a 42% improvement over the first quarter of 2004.


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      Net investment income advanced $953,000, a 15% increase over the first quarter of 2004. A gradual rise in prevailing interest rates, coupled with a higher base of earning assets, were responsible for the outcome.

      Finally, CASS recorded a gain of $547,000 in the sale of securities during the period, compared to the $441,000 gain it posted last year.

      Meanwhile, operating expenses increased 8% ($1,060,000) year-to-year due to the PROFITLAB acquisition and growth in processing activity.

      Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2005 and 2004.

                                                     Quarter          Quarter
                                                      Ended            Ended
                                                     3/31/05          3/31/04

Transportation Invoice Volume                            7,132            5,429

Transportation Dollar Volume                        $2,568,090       $2,221,646

Utility Transaction Volume                               1,403            1,284

Utility Dollar Volume                               $1,029,235       $  934,361
Payment and Processing Fees                         $    8,592       $    7,598
Software Revenue                                         1,680            1,179
Net Investment Income                                    7,326            6,373
Gains on Sales of Investment Securities                    547              441
Other                                                      542              549
                                                    ----------       ----------
     Total Revenues                                 $   18,687       $   16,140

Salaries and Benefits                               $   10,344       $    9,157
Occupancy                                                  500              458
Equipment                                                  837            1,025
Other                                                    2,861            2,842
                                                    ----------       ----------
     Total Operating Expenses                       $   14,542       $   13,482

Income before Income Taxes                          $    4,145       $    2,658

Provision for Income Taxes                          $    1,378       $      811

Net Income                                          $    2,767       $    1,847

Average Earning Assets                              $  664,590       $  599,227

Net Interest Margin                                       4.73%            4.58%

Allowance for Loan Losses to Loans                        1.14%            1.24%

Non-performing Loans to Total Loans                        .13%             .75%

Net Loan Charge-offs to Loans                              .08%              --

Provision for Loan Losses                           $      200       $      200

Non-performing Loans                                $      669       $    3,451

Basic Earnings per Share                            $      .75       $      .50

Diluted Earnings per Share                          $      .74       $      .50


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About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $14 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's reports filed from time to time with the Securities and Exchange Commission including the company's annual report on Form 10-K for the year ended December 31, 2004.


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